SIXTH AMENDMENT
GRACO RESTORATION PLAN
(2005 Statement)
Graco Inc. has established and maintains a nonqualified deferred compensation plan (the “Plan”) which, in its most recent amended and restated form, is embodied in a document entitled “GRACO RESTORATION PLAN (2005 Statement),” effective January 1, 2005 (as amended, the “Plan Statement”). The amendment to the Plan set forth below is not intended to make any change in the documentation or operation of the Plan that would cause a violation of section 409A of the Internal Revenue Code or its accompanying regulations. If any change that occurs as a result of this amendment is determined to be a violation of section 409A, this amendment shall be ineffective and shall be disregarded in the administration of the Plan. Subject to the limitation stated above, the Plan is hereby amended as follows:
1.DB PLAN TRANSITION. The Board of Directors, by resolution adopted June 14, 2017, approved the termination of the Graco Employee Retirement Plan and, prior to the termination of the Graco Employee Retirement Plan, the spin-off of assets and liabilities to two plans: (i) the Graco Employee Retirement Plan - Blue, and (ii) the Graco Employee Retirement Plan - Gray. This event is referred to as the “DB Plan Transition.” Participants in the Graco Restoration Plan are represented in each of the three groups with respect to their qualified plan benefits under the former Graco Employee Retirement Plan: (i) two (2) Participants are now under the terminated plan (the qualified plan benefits were transferred to an insurance company at the end of 2017), (ii) four (4) Participants are now under the Graco Employee Retirement Plan - Gray, and (iii) twenty-seven (27) Participants are now under the Graco Employee Retirement Plan - Blue. The Participants who are under the terminated plan group and the Participants who are under the Graco Employee Retirement Plan - Gray group are all in pay status under the Graco Restoration Plan. In addition, fifteen (15) of the twenty-seven (27) Participants whose qualified plan benefit is under the Graco Employee Retirement Plan - Blue are in pay status under the Graco Restoration Plan. With respect to these twenty-one (21) Participants who are in pay status, the DB Plan Transition has no impact on these Participants (their benefit was previously calculated and is being paid based on the terms of the Graco Employee Retirement Plan and the Graco Restoration Plan at the time their benefits commenced). Nothing in this amendment is intended to or shall alter the benefits being paid to the twenty-one (21) Participants in pay status.

There are twelve (12) Participants whose qualified benefit is under the Graco Employee Retirement Plan - Blue, who are accruing a benefit under the Graco Employee Retirement Plan - Blue as of January 1, 2018, and who have a benefit that has not yet commenced under the Graco Restoration Plan (referred to as the “Active Twelve (12) Participants”). This amendment is intended to provide guidance on the DB Plan Transition as related to the Graco Restoration Plan for the Active Twelve (12) Participants.

2.GRACO EMPLOYEE RETIREMENT PLAN. Effective for the Active Twelve (12) Participants who terminate employment on or after January 1, 2018, Section 1.2.7 of the Plan Statement (the definition of “Graco Employee Retirement Plan”) is amended to add a new second paragraph that reads as follows:

Effective as of the end of the day on October 31, 2017, the Graco Employee Retirement Plan was terminated. Prior to the termination, the tax-qualified plan benefits for twelve (12) Participants under this Plan were spun-off to a new defined benefit plan, the Graco Employee Retirement Plan - Blue. Those twelve (12) Participants whose qualified benefit is under the Graco Employee Retirement Plan - Blue, who are accruing a benefit under the Graco Employee Retirement Plan - Blue as of January 1, 2018, and who have a benefit that has not yet commenced under this Plan (the Graco Restoration Plan) are referred to as the “Active Twelve (12) Participants.” For the Active Twelve (12) Participants, the term “Graco Employee Retirement Plan” shall be read to mean the Graco Employee Retirement Plan - Blue.
3.RETIREMENT BENEFITS. Effective for the Active Twelve (12) Participants who terminate employment on or after January 1, 2018, Section 4.2 of the Plan Statement is to be read such that there is no break in benefit accumulation due to the termination of the Graco Employee Retirement Plan and the transfer of assets and liabilities from that plan to the Graco Employee Retirement Plan - Blue. The retirement benefits to be calculated under this Plan shall be calculated using the Graco Employee Retirement Plan - Blue plan document. The intent is that the retirement benefits for the Active Twelve (12) Participants not be affected by the DB Plan Transition (although such benefits are subject to the Graco Employee Retirement Plan - Blue, subsequent amendments to that plan and subsequent amendments to this Plan). The DB Plan Transition shall not result in a duplication of benefits (or increase in benefits not intended) as determined by Graco.

4.CLAIMS PROCEDURES. Effective January 1, 2018 for all Participants, claimants and parties, Section 11.2 of the Plan Statement is amended to change “Graco Employee Retirement Plan” to read “Graco Employee Retirement Plan - Blue”.

5.VENUE. Effective January 1, 2018 for all Participants, claimants and parties, Section 13.4 of the Plan Statement is amended to read as follows:

13.4    Choice of Venue13.4.    Choice of Venue. All litigation in any way related to the Plan (including, but not limited to, any and all claims brought under ERISA, such as claims for benefits and claims for breach of fiduciary duty) must be filed in the United States District Court for the District of Minnesota located in Minneapolis, Minnesota.
6.    SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.